Exhibit 6.12

PROPERTY SPECIFIC AGREEMENT

Welcome to Acre! This document is an overview of the property specific terms regarding your participation in the Acre Program. All terms used herein are defined in the Value Share Agreement and Home Residency Agreement (the “Agreements”), which are incorporated by reference.

For Acre to make an offer to purchase this home you must sign and agree to the terms below that provide the basics of the agreement with regard to this specific property, including the length of your term as well as any payments owed. THIS IS A BINDING LEGAL DOCUMENT. THE TERMINATION FEES LISTED BELOW ARE EFFECTIVE UPON ACRE’S ACCEPTED OFFER TO PURCHASE THE PROPERTY.

You must also sign the Value Share Agreement and Home Residency Agreement, which explain the details of the Acre Program. Together, with this Property Specific Agreement, these documents are binding legal contracts that provide you the right to occupy the Residence as well as the option to exercise your right to purchase the Residence from Acre at the end of your term. Additionally, these documents describe the rights and obligations you have as an Acre Resident as well as your right to use and occupy the Residence during the Term.

By executing this document, I acknowledge that I have had read and understand the terms and conditions of the Value Share Agreement and Home Residency Agreement of which I have previously executed or am executing concurrently herewith.

PROPERTY SPECIFC AGREEMENT - BASIC AGREEMENT PROVISIONS

TERM	DEFINITION OR DESCRIPTION
1. Resident:	[INTENTIONALLY OMITTED] (whether individually or collectively)
2. Real Property:	The real property having a street address of ________________, together with all buildings and other improvements and fixtures situated thereon as of the date hereof, with such real property being more particularly described on Exhibit “A” attached to this Property Specific Agreement and incorporated herein by reference.
3. Home:	The approximately ______ square foot, single family dwelling containing bedrooms and bathrooms located on the Real Property.
4. State:	“State” means the state of North Carolina, where the Real Property is located.
5. Initial Home Value:	$ _________________
6. Value Share Payment:	$ __________ (USD); the Value Share Payment is an option payment (the “option Payment”) and represents the following percentage of the Initial Home Value (see Section 1(A) of Value Share Agreement): 5%
7. Value Share Appreciation:	_______% of the increase between the Initial Home Value and the End of Term Market Value.
7a. Value Share Depreciation:	________% of the decrease between the Initial Home Value and the End of Term Market Value.
8. Monthly Fee as of Commencement Date:	Monthly Fee: $______________
9. Commencement Date:	_______________________
10. Length of Term:	3 years
11. Termination Fees:	The following identifies the percentage amount of the End of Term Market Value which will be retained by Acre as consideration for Resident’s termination of the Option Agreement
	Original Term Year in Which Termination Notice is Delivered	Termination Fee

	1	____%
	2	____%
	3	____%
	After Year 3	0.0%

SIGNATURE PAGE FOLLOWS

ACRE:		RESIDENT:

Acre Home Ownership Holdings LLC, a Delaware		[INTENTIONALLY OMITTED]
limited liability company
		Name:	[INTENTIONALLY OMITTED]
By: Acre Home Ownership Fund LP, it’s managing member
By: Acre Home Investments LLC, it’s manager		Date:

[INTENTIONALLY OMITTED]
By:		Name:	[INTENTIONALLY OMITTED]
Name:		Date:
Its:	Manager

PROPERTY MANAGER:

ACRE HOME OPERATIONS LLC,
a Delaware limited liability company

By:
Name:
Its:	Manager

Date

EXHIBIT “A”

REAL PROPERTY DESCRIPTION

Street Address:

City:

Zip:

County:

The land is described as follows:

_______________________________________________

The PIN or other identification number of the Property is:

The Real Estate ID is:

Other description:

ANNEX “A”
EXTENSION TERM MONTHLY FEE

Extension Term	Monthly Fee at Commencement of Extension Term
First Extension: to	$
Second Extension: to

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HOME RESIDENCY AGREEMENT

THIS HOME RESIDENCY AGREEMENT (“Agreement”), dated as of                , is by and between                 (“Resident”) and ACRE HOME OPERATIONS LLC, a Delaware limited liability company (“Property Manager”). Each of Resident and Property Manager is sometimes hereinafter referred to individually as a “Party,” and collectively as the “Parties.”

1.	RESIDENCE OCCUPANCY AND TERM.

(A) Residence; Term. Pursuant to the terms and conditions of this Agreement and of the other Residency Agreements (as defined below in Section 4(C) of this Agreement), Resident may occupy the Real Property, and reside within the Home (the Home and the Real Property are hereinafter called the “Residence”). Resident may commence occupying the Residence and residing in the Home on the Commencement Date (as defined below), and pursuant to the terms and conditions of this Agreement and of the other Residency Agreements, Resident may continue to occupy the Residence and reside in the Home until that certain calendar date that is three (3) years after the Commencement Date (“Termination Date”), unless this Agreement is sooner terminated pursuant to the provisions hereof. “Commencement Date” is defined in the Value Share Agreement that Resident and Acre Home Ownership Holdings LLC, a Delaware limited liability company (“Acre”), are entering into concurrent with the execution of this Agreement, and which Value Share Agreement establishes, pursuant to the terms and provisions thereof, the grant from Acre to Resident of the right and option to purchase the Residence (“Value Share Agreement”). The period of time from the Commencement Date until the Termination Date is hereinafter called the “Term.” All conditions precedent to the Commencement Date under the Value Share Agreement must, in Acre’s discretion, have been satisfied in order to trigger the Commencement Date under both this Agreement and under the Value Share Agreement.

(B) Acre Program. The Residence is subject to the terms, conditions, provisions, benefits, and obligations of the use, occupancy, maintenance, improvement, and ownership program described in this Agreement and the other Residency Agreements (“Acre Program”), which Acre Program may be modified from time to time in the manner set forth in this Agreement and the other Residency Agreements. The Acre Program is created by Acre and/or its affiliates (collectively, the “Acre Entities,” and each, an “Acre Entity”). Resident has been provided with, and has had the opportunity to review, documentation (including all of the Residency Agreements) with regard to the Acre Program.

(C) Renewal Option. As provided in the Value Share Agreement, Resident may, request to extend the Term for an additional period of one (1) year. An extension of the Value Share Agreement automatically extends this Agreement. Following any extension of the Term pursuant to this Section 1(C), Property Manager will update the Property Specific Agreement by specifying in Annex “A” attached thereto the Monthly Fee applicable to the start date of the current Term extension, and Property Manager shall deliver to Resident a copy of the updated Annex “A.”

(D) Quiet Enjoyment. Resident, upon payment of all sums identified under this Agreement as being payable by Resident, and upon Resident’s performance of all of Resident’s agreements contained under this Agreement as well as under the other Residency Agreements, and upon Resident’s observance of all Applicable Regulations (as defined below), shall and may peacefully and quietly have, hold, and enjoy the Residence for the Term of this Agreement.

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(E) Fair Housing. The Acre Entities adhere to the federal Fair Housing Act, which stipulates that it is illegal to discriminate against any person in housing practices because of race, color, religion, sex, national origin, disability, or familial status.

(F) Inability to Deliver. If Resident is unable to occupy the Residence on the Commencement Date as the result of: (i) the Residence not being ready for occupancy, (ii) the holding over of any previous occupant, or (iii) any cause beyond the control of the Acre Entities, or any of them, and the Acre Entities, or any of them, have exercised diligence pursuant to applicable law so that Resident may take possession of the Residence, then no Acre Entity shall be liable to Resident for damages. Any such delay will not extend the Termination Date. Property Manager will determine, in its discretion, when the Residence is ready for occupancy. The Property Manager will not deem the Residence unavailable for occupancy as a result of any outstanding decorations, installments, or punch-list type items and adjustments or as a result of any work of a similar type to be performed in or about the Residence that Resident has requested.

2.	CONDITION; FURNISHINGS AND FIXTURES.

(A) Inspection and Checklist. On or prior to the Commencement Date, Resident and Property Manager, or a representative of Property Manager, will inspect the physical condition of the Residence as well as of the appliances, fixtures, and any other personal property located within the Home or about the Residence as of the Residence inspection date (“Inspection Date”), and will then execute an occupancy condition checklist, which checklist will be either substantially in the form attached to this Agreement at Exhibit “A” or in the form as may be provided by Property Manager (the “Residence Occupancy Checklist”). This inspection may be conducted by the parties through video inspection or by other virtual means. The Residence Occupancy Checklist will identify the physical condition of the Residence as well as the Furnishings and Fixtures as defined below located within the Home or about the Residence as of the Inspection Date. Resident may use the Residence Occupancy Checklist to alert Property Manager of any maintenance issues, as of the Inspection Date, with regard to the Residence. The absence of the identification by Resident of any maintenance issues or other problems within or about the Residence on the Residence Occupancy Checklist, or Resident’s failure to timely complete, execute, and deliver the Residence Occupancy Checklist to Property Manager as required pursuant to this Section 2(A), will serve as an acknowledgment and agreement by Resident that the Residence is acceptable and in habitable condition as of the Inspection Date.

(B) Use of Furnishings and Fixtures. Resident’s occupancy of the Residence will include the use, pursuant to the terms and conditions of this Agreement, of the appliances, fixtures, furnishings, improvements, and any other movable items located within the Home or about the Residence as of the Inspection Date (collectively, the “Furnishings and Fixtures”). Together with the use of the Furnishings and Fixtures, Resident will be responsible, as discussed in this Agreement, for the care, maintenance, and repair of the Furnishings and Fixtures. Property Manager may replace any item of Furnishings and Fixtures during the Term with an item that, in Property Manager’s discretion, will provide a comparable function as the Furnishings and Fixtures item being replaced and is of a comparable value.

(C) Utilities. Resident will be responsible for arranging for and paying for all utility services required at the Residence, including, without limitation, electrical, natural gas, propane, water, trash removal, sewer, cable, phone, alarm systems, and pest control, using utility service providers chosen by or acceptable to Property Manager, and Resident will be responsible, at Resident’s cost, for paying any transfer or set-up fees associated with such utilities or services. Resident acknowledges and agrees that neither Property Manager nor Acre will be liable for any failure to furnish, stoppage of, or interruption in furnishing any of the utilities provided to the Residence when such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, terrorist acts, acts of war, moratorium or other governmental action, or any other cause beyond any such party’s reasonable control. Resident, as any responsible and concerned home occupant, will use all utilities and services only for normal, household purposes. Resident agrees to pay all charges for all utilities and services used at the Residence on or prior to the date specified in the bill or invoice for such utility or service. Resident will be in default under this Agreement if Resident fails to timely make any such payment and, as a result of such payment failure, the applicable utility or service is no longer provided to the Residence.

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3.	USE OF RESIDENCE.

(A) Use as Single-Family Dwelling. The Residence may be used and occupied only as a private, single-family dwelling, and not for any business, subletting or rental, or for any other commercial use, although Resident may maintain a home office that is ancillary to an off-property business office or for telecommuting purposes. Resident may use the Residence for any use permitted by applicable laws, ordinances, and regulations of any governmental authority or quasi-governmental authority with jurisdiction over the Residence, so long as such lawful use is consistent with use as a private, single-family dwelling, is not otherwise prohibited under this Agreement, and is not of a type that may result in any diminution in the Residence’s market value. Resident will comply with any and all laws, ordinances, rules, regulations, requirements, and orders of any and all governmental or quasi-governmental authorities, including of any homeowners association, or similar entity or authority, environmental regulations or matters, including the occupancy within or about the Residence of any pets or animals of any kind, and as may be provided time to time by Property Manager or by Acre, with regard to the use, occupancy, cleanliness, maintenance, preservation, and surrender of the Residence (collectively, “Applicable Regulations”). Resident will park and operate Resident’s vehicles and will ensure that the vehicles of guests and of other invitees of Resident, are parked and used only in compliance with all Applicable Regulations.

(B) Prohibitions on Use. Resident will not use or allow the Home or Residence to be used for any unlawful purpose or for any use prohibited by Applicable Regulations, or for any purpose that Property Manager, Acre, or any Property Manager’s or Acre’s insurance company, may deem hazardous or unsound, whether because of fire or any other risk. Resident will not keep in or around the Home or Residence, or permit to be kept in or around the Home or Residence, any item of a dangerous, flammable, or explosive character that might increase the danger of fire or explosion or that might be considered hazardous by any governmental agency or quasi-governmental agency or by any insurance company. Resident will not keep any water furniture (i.e., waterbeds) in the Home or Residence. Resident will not permit any act or thing which may be a nuisance (as such term may be defined by Applicable Regulations or by other applicable law), annoyance, or inconvenience to Property Manager, Acre, or to occupants of neighboring properties, but will, at all times, act in a manner to preserve the quality of the Residence and its market value.

(C) Insurance. Property Manager or Acre, in such parties’ discretion, may obtain and carry insurance with coverage and policy limits insuring the Residence (“Insurance”). Resident will cooperate with the Acre Entities’ insurers in the adjustment of any insurance claim pertaining to the Residence. Such Insurance will not cover Resident’s property, furnishings, or other personal items at the Residence. Property Manager and Acre recommend that Resident (1) carry Resident’s own insurance, such as renter’s liability insurance, on Resident’s property, furnishings, and other personal items at the Residence, and (2) consult with Resident’s own insurance agent with respect to appropriate or desirable insurance coverage and amounts. Any such insurance carried by Resident should be (i) written by an insurance company that is licensed to write insurance in the State where the Residence is located; (ii) name Property Manager and Acre as additional insureds; (iii) provide that it cannot be canceled, amended, or non-renewed without at least thirty (30) days’ prior written notice to Property Manager and Acre; (iv) provide a waiver of subrogation with respect to Property Manager and Acre; and (v) be primary to any Insurance carried by Property Manager or Acre. Resident will promptly provide written notice to both Property Manager and Acre that Resident has obtained any insurance under this Section 3(C), and in the event of any claim under such insurance which relates to the Residence or any portion thereof, Resident will promptly provide written notice to Property Manager and Acre of such claim. Property Manager may obtain renter’s liability insurance on Resident’s behalf if, in Property Manager’s reasonable discretion, it is advisable to obtain such insurance, with Property Manager providing Resident at least fifteen (15) days’ prior written notice that Property Manager has obtained such insurance on Resident’s behalf. Resident will reimburse Property Manager within fifteen (15) days after receipt of an invoice for all costs associated with obtaining any renter’s liability insurance that Property Manager has obtained pursuant to this Section 3(C).

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4.	MAINTENANCE AND REPAIR.

(A) Overview of Resident Maintenance Obligations; Standard Responsibilities. Resident, in consideration of Resident’s occupancy of the Home and Residence for the Monthly Fee and as part of the Acre Program, will, throughout the Term, diligently and responsibly perform, at Resident’s own expense, and pursuant to the terms of this Agreement and of the Acre Program, standard, overall routine maintenance of the Home and Residence (“Standard Responsibilities”). Resident’s Standard Responsibilities include keeping the Residence, both the Home interior and exterior, and including all Furnishings and Fixtures in the Home or located about the Residence, in good order, condition, and repair at all times during the Term, so that Resident will surrender the same, upon termination of the Term or upon any earlier termination of this Agreement, in as good or better condition than when received by Resident, normal wear and tear excepted. Resident acknowledges and agrees that “normal wear and tear” do not include damage or deterioration that could have been prevented by good and routine maintenance practice, as required of Resident pursuant to Resident’s Standard Responsibilities under this Agreement and under the Acre Program. Further, pursuant to Resident’s Standard Responsibilities, Resident, at Resident’s own expense, as would be typical of any reasonable, concerned home occupant, is responsible for all day-to-day maintenance, repair, and upkeep of the Home and Residence, including the Residence’s grounds and landscaping, and Furnishings and Fixtures. Resident will use all Furnishings and Fixtures and any other improvements, fixtures, and furnishings in the Home or about the Residence in a safe manner and in compliance with all Applicable Regulations and only for the purposes for which such items are intended. To assist Resident in performing Resident’s Standard Responsibilities as required under this Agreement, Property Manager may provide Resident with the names of approved contractors, such as yard maintenance or swimming pool maintenance service providers, with whom Resident may independently arrange to assist Resident in performing certain of Resident’s Standard Responsibilities. Resident acknowledges and agrees that, whether or not Resident uses any third-party contractors to assist with maintenance, and whether or not Property Manager or any Acre Entity may, in such party’s discretion, undertake to perform any of Resident’s Standard Responsibilities, Resident remains solely responsible for all of Resident’s Standard Responsibilities under this Agreement. Resident acknowledges and agrees that Resident’s Standard Responsibilities are intended to help preserve the overall market value of the Residence, which market value may be reflected in appreciation of the Resident’s Initial Home Value (as defined in the Value Share Agreement).

(B) Summary of Certain Standard Responsibilities. As specified in Section 4(A) above, Resident, at Resident’s own expense, is responsible throughout the Term for Resident’s Standard Responsibilities, which consist of all day-to-day maintenance at the Home and Residence, including the following maintenance obligations, which are provided here to be illustrative, and not in limitation of, the Standard Responsibilities:

●	Irrigate and maintain the Residence grounds, including lawns and shrubbery, and keep the same clear of rubbish or weeds;

●	Maintain in good condition all water improvements and water features at the Residence, including, without limitation, any swimming pool or hot tub;

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●	Keep all lavatories, sinks, toilets, and all other water and plumbing apparatus in good order and repair and use the same only for the purposes for which they were constructed. Any damage to any such apparatus and the cost of clearing stopped plumbing resulting from misuse will be borne by Resident;

●	Repair or replace all damaged, broken, or worn Furnishings and Fixtures, including maintaining all light fixtures and electrical wiring in good condition and repair, including replacing light bulbs as needed;

●	Keep all windows, glass, window coverings, doors, locks, and hardware in good, clean order and repair, and repair or replace any of the same that may be damaged or broken;

●	Keep all air conditioning and/or heating system filters clean and free from dirt, and perform regular (no less than annual), periodic maintenance and system tune-ups;

●	Deposit all trash, garbage, rubbish, or refuse in the locations provided therefor and do not allow any trash, garbage, rubbish, or refuse to be deposited or permitted to stand around the exterior of the Residence;

●	Repair any damage to the Home or Residence or to any Furnishings and Fixtures that may be caused by Resident, by any guest or invitee of Resident, or by any pet or any other animal allowed in or around the Home or Residence by Resident or by any guest or other invitee of Resident, so that such repaired item is of equal or better value to such item as of the date of this Agreement, normal wear and tear excepted;

●	Perform routine, standard pest control, including, without limitation and as necessary, for termites, at such periodic intervals as is prudent (but no less than at least annually) for home maintenance in the geographic area where the Residence is located, with Resident immediately notifying Property Manager and Acre in the event structural damage to the Home or any other improvement on the Real Property is discovered in connection with Resident’s pest control;

●	Notify Property Manager immediately of any malfunction or damage caused by fire, water, or similar cause, or of any defect or problem pertaining to water leaks or plumbing, or electrical problems or wiring at the Home or Residence;

●	Notify Property Manager promptly of any heating or cooling problems, broken locks or latches, or other condition that may pose a hazard to health, property, or safety;

●	Notify Property Manager immediately of, and immediately provide Property Manager with, any replacement key(s) or door opener(s) for the Home or Residence; and

●	Adhere to, at all times, all Applicable Regulations.

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If, due to Resident’s negligence or Resident’s failure to report to Property Manager a problem or malfunction at the Home or Residence or with regard to any Furnishings and Fixtures, and the Home or Residence or Furnishing and Fixture is damaged in any manner or to any extent, Resident shall be liable for the damages.

(C) Property Management Agreement; Property Manager Services. Acre and Property Manager have, or concurrent with this Agreement, will enter into a Property Management Agreement with respect to the Residence (“Property Management Agreement,” and together with the Value Share Agreement and this Agreement, the “Residency Agreements”), which establishes the Property Manager Services (as defined in the Property Management Agreement) that Property Manager may perform, on behalf of Resident and Acre, or on behalf of either such party, for certain maintenance and servicing for the Residence. Neither (i) the removal, withdrawal, termination, or resignation of Property Manager as the property manager under the Property Management Agreement; (ii) any assignment for the benefit of creditors by or the adjudication of bankruptcy or incompetency of Property Manager; nor (iii) the termination of the Property Management Agreement, shall cause the termination of this Agreement and this Agreement shall remain in full force and effect notwithstanding any such events.

(D) Property Manager Option to Perform Maintenance. At Property Manager’s option, including, if Resident has so requested that Property Manager undertake any maintenance obligation otherwise required of Resident under this Agreement, or if, in Property Manager’s judgment, Resident fails to maintain the Residence and Furnishings and Fixtures pursuant to the maintenance obligation standard specified in this Agreement, then Property Manager may, but need not, undertake to perform such maintenance, repairs, and replacements otherwise required of Resident under this Agreement, and Resident shall pay to Property Manager, upon Property Manager’s written notice to Resident thereof, the agreed upon costs for Property Manager to perform such maintenance, repairs, or replacements. If Property Manager has undertaken to perform any of Resident’s maintenance obligations under this Agreement in which, in Property Manager’s judgment, Resident has failed to perform such maintenance obligations, then Resident shall also pay to Property Manager an additional fifteen percent (15%) of the actual cost incurred by Property Manager to compensate Property Manager for its overhead arising from its involvement with the maintenance, repairs, or replacements. Acre or Property Manager may enter the Residence at all reasonable times and upon reasonable prior notice to Resident (except in the case of emergency, when no prior notice will be required) to perform, either to the Residence or to any Furnishings and Fixtures, the maintenance, repairs, or replacements as described in this Section 4(D).

(E) Acre Maintenance Obligations. Acre or Property Manager will, at such parties’ own expense and except as specified otherwise in this Agreement, maintain in good order, condition, and repair, normal wear and tear excepted, the structural portions of the Residence, such as the foundation, roof, below-grade plumbing, main water line, and electrical panel. In addition, Acre or Property Manager will, as such parties deem reasonably necessary in their discretion, perform Capital Improvements to the Residence. “Capital Improvements” are permanent structural changes and replacement of critical systems that, in the discretion of Acre or Property Manager, enhance the Residence’s overall value or prolong its useful life. Examples of Capital Improvements include, by way of illustration only, replacing the Residence’s roof, driveway paving, HVAC system, or water heater, in each case when the typical useful life of such item has expired due to normal wear and tear. Property Manager will give Resident prior notice (except in the case of emergency when no prior notice will be required) of commencement of any Capital Improvements. Acre and Property Manager will use reasonable efforts to perform such Capital Improvements in a manner that, to the extent reasonably possible, does not severely negatively impact normal use and occupancy of the Residence. Resident acknowledges and agrees that any maintenance obligation any Acre Entity undertakes pursuant to this Agreement will not constitute an eviction or other termination of this Agreement or of Resident’s occupancy rights, and consequently the Monthly Fee and any other amounts that may become due and payable from Resident under this Agreement will not abate.

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(F) Acre Inspection. Property Manager, Acre and their agents have the right at all reasonable times during the Term following reasonable prior notice to Resident (except in the case of an emergency, when no prior notice will be required) to enter the Home and Residence for the purpose of inspecting the Home and Residence and for the purposes of making any repairs, additions, or alterations as Property Manager or Acre may deem appropriate or as are required to be made by Acre pursuant to this Agreement.

5.	ALTERATIONS AND IMPROVEMENTS.

(A) Alterations Overview. Resident may perform, pursuant to the terms and provisions of this Agreement, Cosmetic Alterations (as defined below) and Major Project Alterations (as defined below) to the Home and Residence. Property Manager’s judgment will be determinative as to whether any alteration is a Cosmetic Alteration, Major Project Alteration, or Capital Improvement. Prior to commencing any alteration project, Resident is advised to consult with Property Manager as to the classification of the proposed alteration project. In addition, to assist Resident in performing alterations projects, Property Manager may provide Resident with the names of approved consultants or contractors with whom Resident may independently arrange to consult or contract with in order to assist in performing the proposed project. Resident acknowledges and agrees that, whether or not Resident uses any third party to assist with any alterations project, Resident remains solely responsible for complying with all terms and provisions of this Agreement, the other Residency Agreements, and Applicable Regulations with regard to such alterations project.

(B) Cosmetic Alterations. Resident is encouraged, as would be typical of any reasonable, concerned home occupant, to perform Cosmetic Alterations to the Home interior where such Cosmetic Alterations increase the overall market value of the Residence and are performed pursuant to the terms and conditions of this Agreement and are performed at Resident’s cost. “Cosmetic Alterations” mean alterations that (i) are nonstructural in nature and thus do not affect the Home’s mechanical, electrical, plumbing, life safety or other systems, or the structural integrity of the Home; (ii) do not reduce the value or utility of the Residence or any part thereof; and (iii) are of a purely cosmetic or decorative nature, such as painting interior walls or installing carpeting or other floor coverings. Cosmetic Alterations also include modifying the Residence’s exterior grounds and landscaping, provided such modification is performed pursuant to the terms and provisions of this Agreement and of Applicable Regulations, and replacing Furnishings and Fixtures, such as lighting fixtures, window coverings, or updating appliances, provided such replacement is performed pursuant to the terms and provisions of this Agreement and of Applicable Regulations. Cosmetic Alterations to the Home or Residence may be performed, pursuant to the terms of this Agreement, and at Resident’s cost, without prior approval from Property Manager.

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(C) Major Project Alterations. In addition to performing Cosmetic Alterations, Resident may perform more significant Major Project Alterations to the Home or Residence where such Major Project Alterations increase the overall market value of the Residence and are performed pursuant to the terms and conditions of this Agreement and are performed at Resident’s cost. “Major Project Alterations” mean alterations that (i) do not affect the Home’s mechanical, electrical, plumbing, life safety or other systems, or the structural integrity of the Home; (ii) do not reduce the value or utility of the Residence or any part thereof; and (iii) are of a more permanent nature than mere cosmetic or decorative alterations. Examples of Major Project Alterations may include, by way of illustration only, remodel of a bathroom, modification of an outdoor patio area, or construction of paved walkways through landscaped areas at the Residence. Property Manager’s prior written consent is required in order for Resident to perform any Major Project Alteration. In addition, for any Major Project Alteration, Resident is to consult with Property Manager for specific procedures and guidelines, and Resident must comply with all such procedures and guidelines, including completion of additional forms or other documentation which may be required for Resident’s proposed Major Project Alteration project.

(D) Alterations Standards. All alterations made by or on behalf of Resident to the Home or Residence, whether Cosmetic Alterations, Major Project Alterations, or otherwise, must comply with all provisions specified by the Property Manager and with all provisions of this Agreement, including, without limitation, this Section 5(D), and with all provisions of all other Residency Agreements. Resident will cause, at Resident’s sole cost and expense, all alterations to comply with insurance requirements and with Applicable Regulations, including, without limitation, applicable building code requirements as well as the requirements of any applicable homeowner’s association. All alterations will be constructed at Resident’s sole cost and expense, using only new and good grades of materials, with all work performed in a good and workmanlike manner by contractors who are licensed, bonded, and insured as required by applicable law, and for all Major Project Alterations, such contractors must be reasonably acceptable to Property Manager and Acre. Property Manager may monitor construction of any alterations. Property Manager or Acre will have the right, in such party’s discretion, to instruct Resident to remove Major Project Alterations or other improvements or alterations (where any such improvements or alterations are not Cosmetic Alterations) from the Residence which (i) were not approved in advance by Property Manager and Acre (where prior approval is required under this Agreement) or (ii) were not built in conformance with plans and specifications that had otherwise been approved by Property Manager and Acre or were not otherwise built in conformance with this Agreement or Acre Program standards, as may be established by the Acre Entities from time to time. Any alterations made to or in the Home or around the Residence will become the property of Acre unless Acre or Property Manager notifies Resident otherwise. Prior to beginning work on any Major Project Alterations or on any other alteration, other than Cosmetic Alterations, Resident will provide Property Manager and Acre with the identities and mailing addresses of all persons performing the work or supplying materials, and Property Manager may post on and about the Residence notices of non-responsibility pursuant to applicable law. Resident will assure payment for the completion of all work free and clear of liens and will provide certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Property Manager protecting Property Manager and Acre against liability for bodily injury or property damage during construction. Upon completion of any Major Project Alteration or any other alteration, other than Cosmetic Alterations, and upon Property Manager’s reasonable request, Resident will deliver to Property Manager and to Acre sworn statements setting forth the names of all contractors and subcontractors who did work on the alterations and original final unconditional lien waivers from all such contractors and subcontractors. Resident acknowledges and agrees that the provisions of this Section 5(D) are intended to help maintain the overall market value of the Residence and that the overall market value of the Residence, in the future, may be reflected in appreciation of the Resident’s Initial Home Value (as defined in the Value Share Agreement). Resident further acknowledges and agrees that the Acre Entities may, but are not required to, unilaterally enact a program whereby the value added to the Residence by one or more of Resident’s Major Project Alterations may be allocated to Resident via adjustment to the Resident’s Initial Home Value or other mechanism. The enactment of any such program will be further set forth in a subsequent addendum that may be attached to this Agreement.

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6.	MONTHLY FEE.

(A) Monthly Fee Definition and Payment. As used in this Agreement, “Monthly Fee” means the monthly fee that Resident pays to Property Manager, without prior notice or demand, on or prior to the first day of every calendar month, as consideration for the occupancy and use, under the Acre Program, of the Residence. The Basic Agreement Provisions attached to the beginning of this Agreement identifies the Monthly Fee, as of the Commencement Date, that Resident will pay to Property Manager each calendar month. Subject to the provisions of this Agreement, Resident may pay the Monthly Fee by ACH or any other form acceptable to Property Manager. Resident will deliver the Monthly Fee, and any other payments that Resident may owe to Property Manager under this Agreement or under the Property Management Agreement, to the address identified for such payments at Section 18 of this Agreement or such other address as identified from time to time by Property Manager.

(B) Proration; Payment Covenant. The first Monthly Fee payment will be paid by Resident to Property Manager on the Commencement Date. In the event the Commencement Date is not the first day of a calendar month, the Monthly Fee payment made by Resident on the Commencement Date will be prorated based on the number of days in that calendar month. In the event the Termination Date is not the last day of a calendar month, the Monthly Fee payment made by Resident for such partial month will be prorated based on the number of days in that calendar month. Other than for the prorated Monthly Fee payments provided for here in this Section 6(B), Resident will pay the then-current full amount of the Monthly Fee to Property Manager on or prior to the first day of every calendar month. Resident acknowledges and agrees that the Monthly Fee is determined, in part, by factors over which Resident or the Acre Entities have no control, such as tax and insurance payments on the Residence, and that these costs do not abate.

(C) Late Payments; Dishonored Checks. Any Monthly Fee payment not paid to Property Manager by the third day of the calendar month will be delinquent. Any other payment that may be due to Property Manager under the terms of this Agreement that is not paid within five days of the due date of such payment will be delinquent. If any Monthly Fee or other payment is delinquent, Resident will pay to Property Manager, in addition to the payment otherwise due, a late fee equal to ten percent (10%) of the delinquent payment amount. If any payment by Resident is returned for insufficient funds or if Resident stops payment on any check tendered to Property Manager, Resident will pay Property Manager an additional charge of Fifty Dollars ($50.00). After Resident has tendered a check that is dishonored, Resident hereby agrees to pay all remaining payments, including the Monthly Fee, due under this Agreement by certified funds until such time as Property Manager may notify Resident, in writing, that Property Manager will again accept funds by other means of payment.

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7.	ASSIGNMENT AND SUBLEASING.

(A) Assignment and Subleasing Prohibited. Resident will not assign this Agreement, or sublease or grant any license to use the Residence or any part thereof without the prior written consent of, in each instance, both Property Manager and Acre, exercisable in the sole discretion of such parties. A consent by Property Manager and Acre to any one assignment, subleasing or license will not be deemed to be a consent to any subsequent assignment, subleasing or license. Any assignment, subleasing or license without the prior written consent of Property Manager and Acre or an assignment or subleasing by operation of law will be absolutely null and void and will, at the Acre Entities’ option, terminate this Agreement. Notwithstanding any permitted assignment or subleasing, Resident will remain fully responsible and liable for payment of the Monthly Fee and for the performance of all of Resident’s other obligations, including any payment obligations, under this Agreement. Resident will be liable for all actions or damages of all persons who occupy the Home or Residence in violation of this Section 7(A). Resident acknowledges and agrees that the provisions of this Article 7 are intended to help protect the overall market value of the Residence.

(B) Short-Term Subleasing Prohibited. Without limiting the prohibition set forth in Section 7(A) of this Agreement, and without limiting any of the Acre Entities’ rights or remedies under this Agreement or at law or in equity, Resident is strictly prohibited from subleasing, licensing, or renting to any third party, or allowing occupancy by any third party, of all or any portion of the Residence, whether for an overnight use or duration of any length, without the prior written consent in each instance of both Property Manager and Acre. This prohibition applies to overnight stays and any other stays arranged on Airbnb.com or other similar internet sites. Resident may not list or advertise the Residence as being available for short-term subleasing, rental or occupancy by others on Airbnb.com or similar internet websites. Listing or advertising the Residence on Airbnb.com or similar internet websites will be a violation of this Agreement and a Resident default. Resident will be liable for all actions or damages of all persons who occupy the Residence in violation of this Section 7(B).

(C) Mortgage or Other Pledge Prohibited. Resident will not mortgage, pledge, encumber, or permit any lien to attach to, other otherwise transfer, this Agreement or any interest herein, or permit any assignment, or other transfer of this Agreement or any interest hereunder by operation of law. Any violation by Resident of this Section 7(C) will be a Resident default.

8.	TERMINATION.

(A) Termination; Surrender of the Residence. Upon the expiration of the Term or upon any other earlier termination of this Agreement, Resident will (i) vacate and surrender the Home and Residence in as good or better of a state and condition as the Home and Residence were in on the Inspection Date, normal wear and tear excepted, and (ii) remove all of Resident’s furniture and other personal property from the Home and Residence in accordance with all Applicable Regulations. Unless this Agreement has been terminated earlier as provided for herein, Resident will vacate and surrender the Home and Residence in the condition required by this Section 8(A) on or prior to the Termination Date. In the event that Resident has, in Property Manager and Acre’s discretion, failed to comply, upon the expiration of the Term or upon any other earlier termination of this Agreement, with the Residence maintenance standards and surrender requirements specified in this Agreement and in the Value Share Agreement, then Acre may apply the Resident’s Option Payment (as defined in the Value Share Agreement), or any portion thereof, to any damages caused by, or to help pay for any costs imposed because of, Resident’s failure to comply with the provisions of this Section 8(A), with any remainder of the Value Share Payment paid back to Resident as provided for under the Value Share Agreement.

(B) Holdover. If Resident remains in possession of the Residence without the prior written consent of both Property Manager and Acre after expiration of the Term, or upon any other earlier termination of this Agreement, then in addition to any other rights and remedies Property Manager may have under this Agreement or at law or in equity, Resident will pay the Monthly Fee to Property Manager at one hundred fifty percent (150%) of the rate paid at the time of the expiration of the Term or at the time of such earlier termination of this Agreement, as applicable.

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9.	RESIDENT REPRESENTATIONS AND WARRANTIES.

(A) True and Correction Information. Resident represents and warrants to Property Manager that all information given by Resident in this Agreement, or in any other Residency Agreement, or in any other document or application provided by Resident in connection with this Agreement is true and correct. Resident will provide new information to Property Manager if there is any substantial change in such information. The Acre Entities are relying on the truthfulness and completeness of such statements and, should any such statements be found to be untrue, then, at the option of such Acre Entity or Acre Entities: (i) this Agreement may be immediately void, forfeited or terminated, and (ii) Resident will be liable to the Acre Entities for all losses and damages (including attorneys’ fees) caused by Resident’s action or omission.

(B) OFAC. Resident represents and warrants to Property Manager that Resident is not, and shall not become, a person or entity with whom Property Manager or any Acre Entity is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

(C) No Registry Required. Resident represents and warrants to Property Manager that Resident is not, and covenants that Resident will not become, a person who is required to register or has registered as a convicted sex offender on any federal or state registry.

10.	DEFAULT.

(A) Events of Default. Each of the following will be a Resident default under this Agreement:

(i) Resident fails to pay any installment of the Monthly Fee within three (3) days after the date due or within such other period of time as may be specified under applicable law.

(ii) Resident fails to pay any other amount that may be due under this Agreement within five (5) days after the due date or within such other period of time as may be specified under applicable law.

(iii) Resident violates any covenant, term or condition of this Agreement or of any of the Residency Agreements. This includes, without limitation, failure to maintain the Residence in full compliance with the maintenance standard as specified in this Agreement, or Resident’s violation of any Applicable Regulations or of any other applicable laws with respect to the use or occupancy of the Home or Residence. Notwithstanding the foregoing, and except as may be provided otherwise in this Agreement, Resident shall have ten (10) days after notice from Property Manager of such violation to cure the same.

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(iv) Resident has provided incorrect or false information in this Agreement or in any other Residency Agreement, document, or application provided in connection with the Residency Agreements.

(v) Resident abandons the Home or Residence. Resident’s absence from the Home for fifteen (15) consecutive days after the Monthly Fee becomes due and remains unpaid, or Resident’s removal of substantially all possessions in the Home (unless the Monthly Fee is current and Resident has notified Property Manager of Resident’s absence) will create a conclusive presumption of abandonment of the Home and Residence.

(vi) This Agreement or the Value Share Agreement, or both such agreements, is or are terminated prior to the applicable Termination Date as a result of any action or inaction of Resident, where both Property Manager and Acre have not, in each such party’s discretion, given prior written notice to Resident to acknowledge acceptance of such early termination by Resident. This is a “Termination Default”.

(vii) Resident is the debtor in, or becomes the subject of, a bankruptcy proceeding or makes a voluntary assignment for the benefit of creditors.

(viii) A receiver, guardian or trustee is appointed for Resident’s property.

(B) Remedies. Upon the occurrence of any Resident default, Property Manager or Acre may institute eviction proceedings pursuant to applicable law and/or pursue all other remedies provided for under this Agreement, the Value Share Agreement, or applicable law, including, without limitation, suit to collect unpaid amounts, damages, and reasonable attorneys’ fees, and applying the monetary amount of the Option Payment, or any portion thereof, to any damages caused by, or to help pay for any costs imposed because of, Resident’s default. The Acre Entities may also impose reasonable and non-discriminatory fines for any default, including imposing a fine for any Termination Default, and may satisfy, whether wholly or partially, any Termination Default fine by applying the Option Payment, or any portion thereof, to the fine amount. All remedies available to the Acre Entities are cumulative and may be pursued individually, successively or together. Resident acknowledges that the Acre Entities may (with or without demand for performance) terminate Resident’s right of occupancy of the Residence by providing Resident with the minimum prior written notice required by applicable law to vacate, and shall be entitled to possession by eviction suit, and Resident will be liable for any payment deficiency resulting therefrom. In the event Resident vacates or abandons the Residence, Resident expressly waives, to the maximum extent permitted by applicable law, any and all notices to vacate. If Resident abandons the Residence, Property Manager or Acre may repossess the Residence, and Resident will be liable for any payment deficiency resulting therefrom. Upon any default, Property Manager and Acre will be entitled to collect such party’s costs of enforcing the terms of this Agreement and of collection, including collection agency costs, litigation costs, and reasonable attorneys’ fees (including in-house counsel and appeal, whether or not a lawsuit is brought). Notwithstanding anything in this Agreement to the contrary, Property Manager shall not be deemed to have terminated this Agreement unless expressly set forth in a writing signed by Property Manager.

(C) Non-Waiver. Failure on the part of any Acre Entity to exercise any of its rights hereunder or under any other Residency Agreement upon any Resident default shall not prevent such Acre Entity from the exercise of any such rights upon any subsequent Resident default. Property Manager’s acceptance of any delinquent Monthly Fee or of any other amounts that become due hereunder shall in no event act as a waiver of Property Manager’s right to terminate this Agreement or seek any other remedy for nonpayment of such amounts due. Any Acre Entity’s waiver of any Resident default hereunder shall not constitute, nor be held or construed as, a waiver of any subsequent or other Resident default. No indulgence, waiver, election, or non-election by any Acre Entity under this Agreement shall affect Resident’s duties and liabilities hereunder.

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(D) No Duty to Mitigate. Unless required by applicable law, neither Property Manager nor Acre has any obligation to mitigate such party’s damages in the event of a Residence default. In the event that either Property Manager or Acre attempts to find an occupant for the Residence, Resident agrees that: (i) neither party is required to find an occupant for the Residence before entering into binding agreements with regard to occupancy of any other residences available for any Acre Entity to lease or otherwise make available for occupancy, (ii) Property Manager or Acre may make available for occupancy the Residence for a period longer or shorter than the remaining Term, and (iii) Property Manager and Acre are not required to make available for occupancy the Residence at a rate less than, or on terms less advantageous to such Acre Entity than, it has contracted with other parties to occupy other residences available for any Acre Entity to lease or otherwise make available for occupancy.

(E) Cross Default. A default by Resident under this Agreement is a default under all the Residency Agreements (without need of notice of such cross-default to Resident); conversely, a default by Resident under either the Value Share Agreement or the Property Management Agreement is also a default under this Agreement as well as a default under all other Residency Agreements (without need of notice of such cross-default to Resident).

11. DAMAGE TO RESIDENCE. Resident will notify Property Manager in writing immediately upon the occurrence of any damage or destruction to the Home or Residence.

(A) Partial Damage; Repair. In the event the Home is partially damaged so that it remains habitable, and provided that the damage was not the result, whether wholly or partially, of negligence or of any other act or omission of Resident or of any guest or invitee of Resident, then if Acre receives insurance proceeds sufficient to pay for the necessary repairs to the Home, Acre or Property Manager will use such insurance proceeds to repair the damage as soon as reasonably possible. In addition, provided Acre receives insurance proceeds sufficient to pay for any such repairs, then Acre may also, in its discretion, elect to repair any Furnishings and Fixtures, Cosmetic Improvements, or Major Project Alterations. Any damaged Furnishings and Fixtures, Cosmetic Improvements, or Major Project Alterations that Acre elects, in its discretion, not to repair, will be repaired by Resident, at Resident’s cost, and with Resident promptly commencing such work and diligently pursuing the same to completion, provided this Agreement is not otherwise terminated. All of Resident’s covenants and obligations under this Agreement and under all other Residency Agreements will be in effect during any period of repair. If any damage to the Home or Residence or any Furnishings and Fixtures is the result, whether wholly or partially, of negligence or of any other act or omission of Resident or of any guest or invitee of Resident, then Resident will be responsible, at Resident’s cost, for repairing all such damage, whether or not this Agreement is otherwise terminated.

(B) Destruction. In the event the Home or Residence is destroyed so that it is rendered wholly uninhabitable, and provided that the damage was not the result, whether wholly or partially, of negligence or of any other act or omission of Resident or of any guest or invitee of Resident, then this Agreement shall terminate as of the date of such destruction event (“Casualty Date”), except for the purpose of enforcing any rights that may have accrued hereunder. The Monthly Fee and any other amounts provided for under this Agreement shall then be accounted for, by and between Property Manager and Resident, up to the Casualty Date.

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(C) Termination Following Damage or Destruction. Following any event whereby the Home is partially damaged so that a portion of the Home may not be habitable, Resident may elect, within ninety (90) days following the date of the damage event, to give Acre and Property Manager the Resident’s termination notice. If Resident delivers its termination notice to Acre and Property Manager, then provided Resident is otherwise in compliance with all terms and provisions of this Agreement, this Agreement will terminate one hundred twenty (120) days following the date of the damage event. Property Manager may elect, following any damage event, to terminate this Agreement, with Acre or Property Manager delivering such termination notice to Resident within ninety (90) days following the date of the damage event. Notwithstanding any other provision of this Article 11 and its subsections, Resident may elect to terminate this Agreement only if (i) the damage or destruction to the Home or Residence was not the result, whether wholly or partially, of negligence or of any other act or omission of Resident or of any guest or invitee of Resident, and (ii) both at the time of Resident’s delivery of Resident’s termination notice to Acre and Property Manager, and on the date of termination, Resident is in compliance with all terms and conditions of this Agreement and with all other Residency Agreements.

12. CONDEMNATION OF RESIDENCE. In the event the Residence is taken through the power of eminent domain, or under the threat of the power of eminent domain, this Agreement will remain in effect until the date upon which Resident must leave the Residence, and then this Agreement will terminate on such date. In the event of a taking of the Residence, the entire award for damage to the Residence will be the sole property, right and cause of action of Acre.

13. INDEMNIFICATION AND RELEASE. To the extent permitted under applicable law, Resident, for and on behalf of Resident and any invitees or guests of Resident, releases Acre, Property Manager and Acre’s and Property Manager’s officers, directors, members, managers, partners, shareholders, employees, affiliates, agents and representatives (collectively, the “Acre Parties”), from any loss or damage, as well as any and all claims for offset, setoff or reduction of Monthly Fee, or of any other fee that may be due under this Agreement, resulting from such loss or damage, incurred as a result of:

●	Mischief or other crime, vandalism, fire, smoke, water, lightning, rain, flood, water leaks, mold or mildew, hail, ice, snow, wind, explosion, terrorism, sonic boom, interruption of utilities, electrical shock, defect in any of the Furnishings and Fixtures or other contents of the Home or Residence (including latent defects), insects or other pests, acts of God, acts of neighboring residents or their occupants, guests or invitees;

●	Outages, interruptions, or fluctuations in the utility services provided to the Home or Residence; or

●	Storage, disposal, loss, or sale of any personal property in the Home or Residence, including theft by others.

Without limiting the foregoing, the Acre Parties shall not be liable for any damage or injury of or to Resident, Resident’s family, guests, invitees, agents, or employees or to any person entering the Home or Residence or any Furnishings and Fixtures or to other goods or equipment, except to the extent based on an act or omission of Acre or Property Manager or any agent or employee of Acre or Property Manager. Resident agrees to indemnify, defend, and hold harmless Acre, Property Manager, and the Acre Parties for any liability, costs (including reasonable attorneys’ fees), or claims for personal injuries or property damage caused by the negligent, willful, or intentional act or omission to act of Resident or Resident’s guests or invitees, or from any unauthorized liens placed on the Residence, including, but not limited to, mechanics’ liens and judgment liens, placed on the Real Property by Resident, at Resident’s direction, or occurring in any manner as a result of Resident’s occupancy of the Home or Residence. Each party hereto waives the right of subrogation against the other party.

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In no event shall the Acre Parties be liable to Resident for any damages, costs or expenses in excess of such parties’ interest in the Residence. All judgments against the Acre Parties shall be enforced only against such interest and not against any other present or future asset of the Acre Parties. Resident waives any right to make any claim against or seek to impose any personal liability upon Acre, Property Manager, or any Acre Parties. The Acre Parties’ liability shall, at all times, be subject to the provisions of applicable law.

14. TRANSFER OF PROPERTY MANAGER’S INTEREST. Resident acknowledges that Property Manager has the right to transfer all or any portion of its interest in this Agreement, and Resident agrees that in the event of any such transfer, Property Manager will automatically be released from all liability under this Agreement, and Resident agrees to look solely to Property Manager’s transferee for the performance of Property Manager’s obligations hereunder after the date of transfer and the transferee will be deemed to have fully assumed and be liable for all obligations of this Agreement to be performed by Property Manager, and Resident will attorn to the transferee. Resident further acknowledges that Property Manager may assign its interest in this Agreement to a mortgage lender as additional security and agrees that such an assignment will not release Property Manager from its obligations under this Agreement.

15. FURTHER ASSURANCES. From and after the Commencement Date, Resident and Property Manager each agrees to do such things, perform such acts, and make, execute, acknowledge, and deliver such documents as may be reasonably necessary and customary to complete the transactions contemplated by this Agreement, including, without limitation, executing any further agreements or instruments required by any lender under any third-party mortgage.

16. FORCE MAJEURE. A force majeure event occurs if Property Manager or Resident cannot perform any of its obligations due to events beyond such party’s control (except with respect to the obligations for payment of the Monthly Fee and any other charges that may be required to be paid by Resident under this Agreement), and in such cases the time provided for performing the applicable obligations will be extended by a period of time equal to the duration of the force majeure events. Events beyond Property Manager’s or Resident’s control include, but are not limited to, acts of God, war, civil commotion, terrorist acts, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction, waiting periods for obtaining governmental permits or approvals or inspections, or weather conditions.

17. INTERPRETATION; JOINT AND SEVERAL LIABILITY. In this Agreement (unless the context clearly requires another interpretation), the singular includes the plural and the plural includes the singular; words importing any gender include the other genders; and references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement. If this Agreement is executed by more than one party as Resident, the obligations of such persons or entities will be joint and several.

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18.	NOTICE ADDRESSES.

Notice address for Property Manager:	ACRE HOME OPERATIONS LLC 212 West Main Street Suite 200, PMB 203 Durham, North Carolina 27701 Attention: Andrew Toby Phone: 919-759-5756 Email: support@acrehomes.com
NOTICE ADDRESS FOR Acre:	ACRE HOME OWNERSHIP HOLDINGS LLC 212 West Main Street Suite 200, PMB 203 Durham, North Carolina 27701 Attention: Andrew Toby Phone: 919-759-5756 Email: support@acrehomes.com
Notice address for Resident:	See the Basic Agreement Provisions, in the Property Specific Agreement.

All notices or communications given or required to be given by any party to another party hereunder may be sent electronically, unless applicable law requires physical delivery, in which case any such notice will be sent both electronically and in writing, with such writing to be sent by United States certified or registered mail, postage prepaid, return receipt requested, nationally recognized commercial overnight courier, or delivered personally to the addresses set forth above. Each party will have the right from time to time to change the place notice is to be given under this Agreement by written notice thereof to the other party or parties hereto. Any notice will be deemed given three (3) business days after the date it is mailed as provided in this Section 18, or upon the date delivery is made, if delivered by an approved courier (as provided above) or personally delivered, with the exception of any payment, including any Monthly Fee payment required of Resident hereunder, all of which payments will be deemed given only upon the physical receipt thereof by Property Manager or Acre, as applicable.

19. BINDING EFFECT; CHOICE OF LAW. This Agreement binds any party who legally acquires any rights or interest in this Agreement from Property Manager or Resident. However, Property Manager shall have no obligation to Resident’s successor unless the rights or interests of Resident’s successor are acquired in accordance with the terms of this Agreement. The laws of the State in which the Residence is located shall govern this Agreement, without regard to such State’s conflicts of law principles. Resident hereby knowingly, intentionally, and irrevocably agrees that Property Manager may bring any action or claim to enforce or interpret the provisions of this Agreement in the State and County where the Residence is located, and that Resident irrevocably consents to personal jurisdiction in such State for the purposes of any such action or claim. Nothing in this Section 19 shall be deemed to preclude or prevent Property Manager from bringing any action or claim to enforce or interpret the provisions of this Agreement in any other appropriate place or forum. Resident further agrees that any action or claim brought by Resident to enforce or interpret the provisions of this Agreement, or otherwise arising out of or related to this Agreement or to Resident’s use and occupancy of the Residence, regardless of the theory of relief or recovery and regardless of whether third parties are involved in the action, may only be brought in the State and County where the Residence is located, unless otherwise agreed in writing by Property Manager prior to the commencement of any such action.

IN THE INTEREST OF OBTAINING A SPEEDIER AND LESS COSTLY ADJUDICATION OF ANY DISPUTE, PROPERTY MANAGER AND RESIDENT HEREBY KNOWINGLY, INTENTIONALLY, AND IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ALL MATTERS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE USE AND OCCUPANCY OF THE RESIDENCE.

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20. ATTORNEYS’ FEES. To the extent permitted under applicable law, in the event any dispute arises between Resident and Property Manager concerning this Agreement that results in litigation, the losing party shall pay the prevailing party’s actual, reasonable attorneys’ fees and court costs, which shall be determined by the court and made a part of any judgment.

21. SEVERABILITY. If any provision of this Agreement or the application of this Agreement shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Agreement nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

22. TIME IS OF THE ESSENCE. Time is of the essence of each and every provision of this Agreement.

23. MODIFICATION. Resident and Property Manager hereby agree that this Agreement shall not be modified, changed, altered, or amended in any way except through a written amendment signed by all of the parties hereto.

24. COUNTERPARTS. This Agreement may be executed in two or more original or electronic counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

[Signature Page]

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EXHIBIT “A”

RESIDENCE OCCUPANCY CHECKLIST

This Exhibit “A,” Residence Occupancy Checklist, is attached to and part of that certain Home Residency Agreement (“Agreement”), dated as of                    , by and between _____________ (individually or collectively, the “Resident”), and ACRE HOME OPERATIONS LLC, a Delaware limited liability company (“Property Manager”). Capitalized terms used in this Exhibit “A” but not defined herein have the meaning given to them in the Agreement.

Within 14 days of the Commencement Date, Resident and Property Manager will perform a walk- through of the Residence, during which walk-through Resident will use the Residence Occupancy Checklist, whether substantially in the form attached hereto at this Exhibit “A” or in such form as may be provided by Property Manager (the “Residence Occupancy Checklist”), to identify any items associated with the Residence that Resident and Property Manager mutually agree require further maintenance, as of the Inspection Date, by Property Manager.

In the event the Residence Occupancy Checklist is not completed, mutually signed, and delivered by Resident to Property Manager within five (5) days after the Inspection Date, then Resident acknowledges and agrees that Resident has accepted the Residence and all Furnishings and Fixtures therein “AS-IS, WITH ALL FAULTS.”

In the event any item is marked on the Residence Occupancy Checklist, thereby identifying it as an item which Resident and Property Manager mutually agree, as of the Inspection Date, requires maintenance by Property Manager, then, except as specified otherwise in the Residence Occupancy Checklist, Property Manager shall have thirty (30) days following the Inspection Date to perform such maintenance; provided that, in the event any maintenance item, in Property Manager’s reasonable discretion, will require longer than thirty (30) days to complete, Property Manager shall have such time as Property Manager reasonably believes is necessary to complete the maintenance.

Inspection Date: _______________

CONDITION OF RESIDENCE; FURNISHINGS AND FIXTURES

Resident stipulates, represents, and warrants that Resident has examined the Residence, and that the Residence is, as of the Inspection Date, in good order, repair, and in a safe, clean, and tenantable condition. Resident acknowledges receipt of the following Furnishings and Fixtures within the Home and Residence as of the Inspection Date (check if present), and unless Resident has indicated otherwise below, any such Furnishing and Fixture is safe, clean, and operable.

☒ Refrigerator	☒ Air Conditioning	☐ Intercom System	☐
☒ Stove	☒ Heating	☐ Alarm System	☐
☒ Oven	☐ Trash Compactor	☐ Sprinkler System	☐
☒ Microwave	☐ Water Conditioner Equip.	☐ Floor Coverings	☐
☒ Disposal	☒ Garage Door Opener	☒ Window Coverings	☐
☒ Dishwasher	☐ BBQ	☐ Solar Screens	☐
☐ Washer	☒ Light Fixtures	☐ Pool Equipment	☐
☐ Dryer	☒ Ceiling Fans	☐ Spa Equipment	☐

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Except as may be specified otherwise above, Resident hereby accepts the Residence and all Furnishings and Fixtures therein as of the Inspection Date “AS-IS, WITH ALL FAULTS.”

[Signature page]

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VALUE SHARE AGREEMENT

THIS VALUE SHARE AGREEMENT is an option agreement (“Option Agreement” or “Value Share Agreement”), dated as of                     , by and between__________________(“Resident”) and ACRE HOME OWNERSHIP HOLDINGS LLC, a Delaware limited liability company ( “Acre”). Each of Resident and Acre is sometimes hereinafter referred to individually as an “Option Party,” and collectively as the “Option Parties.”

RECITALS

A. Acre is the 100% fee interest owner of the Real Property and of the Home located on the Real Property (the Home and the Real Property are hereinafter called the “Residence”).

B. The Residence is subject to the terms, conditions, provisions, benefits, and obligations of the use, occupancy, maintenance, improvement, and ownership program, the operational aspects of which may be modified from time to time (“Acre Program”). The Acre Program was created by, and is subject to modification by, Acre and/or its affiliates (collectively, the “Acre Entities,” and each, an “Acre Entity”) Resident has been provided with, and has had the opportunity to review, documentation with regard to the Acre Program.

C. Concurrent with the execution of this Value Share Agreement, Resident and ACRE HOME OPERATIONS LLC, a Delaware limited liability company (“Property Manager”), are entering into a Home Residency Agreement, which establishes, pursuant to the Acre Program, terms and provisions of Resident’s use, occupancy, and maintenance obligations of the Residence (“Home Residency Agreement”).

D. Resident and Acre are also entering into a “Property Specific Agreement,” which establishes, pursuant to the Acre Program, the terms and provisions specific to the property including a description of the property, the Initial Home Value, the Value Share Payment, the Monthly Payment, the length of the term, and applicable termination fees (as hereinafter defined).

E. Resident desires, for and in consideration of the Value Share Payment (as hereinafter defined) and other good and valuable consideration, to accept from Acre the exclusive right and option to purchase the Residence at the end of the Term pursuant to the terms and provisions of this Value Share Agreement (“Purchase Option”).

NOW THEREFORE, in consideration of the mutual covenants and conditions contained in this Value Share Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acre and Resident agree that the foregoing recitals are true and correct and incorporated herein, and also agree as set forth below.

AGREEMENT

1.	GRANT OF PURCHASE OPTION.

(A) Value Share Payment. As consideration for the grant by Acre of the Purchase Option, Resident will pay to Acre the “Value Share Payment” identified in the Property Specific Agreement. The “Initial Home Value” is listed on the Property Specific Agreement and represents the initial market value of the Residence (including any adjustments agreed to by the Parties) as determined by Acre. Resident will pay the Value Share Payment to Acre in cash, cashier’s check, wire transfer (or other immediately available funds), and will deliver the Value Share Payment to the address or to the bank account that Acre will identify. Resident acknowledges and agrees that (i) Acre has no obligation to hold the Value Share Payment in an escrow, segregated, or interest-bearing account, (ii) Acre or Property Manager may apply, at any time prior to the Termination Date or the Purchase Option Closing (each as hereinafter defined), the Value Share Payment, or any portion thereof, to the costs of any matters concerning the Residence, or any portion thereof, or concerning this Value Share Agreement, including, without limitation, Resident default; and (iii) any portion of the Value Share Payment may be refundable to Resident as specifically authorized pursuant to the terms and provisions of this Value Share Agreement.

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(B) Purchase Option Term. Prior to the commencement of the “Term” of this Value Share Agreement, and for the Purchase Option for Resident to be in effect, Resident must provide Acre (or, in the case of Item (3) below, by any other appropriate Acre Entity) the following materials:

(1) Fully executed copies of this Value Share Agreement, the Home Residency Agreement, and the Property Specific Agreement;

(2) The Value Share Payment;

(3) Any other fees due and owing by Resident upon execution of any of the Residency Agreements (as hereinafter defined);

When conditions (1) through (3), identified above, have all, in Acre’s discretion, been satisfied, Acre shall provide Resident with notice of that certain calendar date that the Term of this Value Share Agreement is to commence (the “Commencement Date”). The Term of this Value Agreement will expire on that certain calendar date that is three (3) years after the Commencement Date (“Termination Date”), unless this Value Share Agreement is sooner terminated pursuant to the provisions hereof.

(C) Updated Property Valuation and Fees. Upon Resident’s request, at or around 100 days prior to the end of the Term, Acre will deliver an estimated current market value of the property, as determined by Acre, and/or a Purchase Option Price (such delivery a “Purchase Option Price Valuation. Upon such request, Acre shall have 10 days to provide Resident with a Purchase Option Price Valuation. The Purchase Option Price shall be the greater of the current market value of the home, as determined by Acre, or the Initial Home Value and shall remain current for ten (10) days after it is delivered. Upon Resident’s request, at or around 100 days prior to the end of the Term, Acre shall also provide to the Resident an updated Monthly Fee (as defined in the Property Specific Agreement) that Resident will pay during the Term extension if the Resident elects to extend their term. Such updated Monthly Fee, for each requested additional Term extension may be subject to an increase or decrease over the then-current Monthly Fee, due to factors such as, by way of illustration only, tax or insurance obligations for the Residence, or current Residence market value (“Term Extension Monthly Fee Valuation”);

(D) Value Share Term Extension. Resident may, subject to all terms and provisions of this Value Share Agreement, request to extend the Term for an additional period of one (1) year. Such term extension may be exercised two times, provided that, in each instance, that Acre determines that all the following conditions (collectively, the “Term Extension Conditions”) as well as all other provisions of this Value Share Agreement, are fully complied with. After two Term Extensions, any additional Term Extensions are subject to Acre’s approval/discretion. A Term Extension under this Agreement extends the terms of the Home Residency Agreement.

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(1)	Term Extension Conditions:

(a) Resident has, no later than ninety (90) days prior to the Termination Date, given Acre written notice of Resident’s request to extend the Term of the Value Share Agreement, with the extension period being for one (1) year (“Term Extension Notice”);

(b) Resident has reviewed and agreed in writing to the Monthly Fee as described in the Term Extension Monthly Fee Notice;

(c) Resident is concurrently in compliance with all terms and provisions of the Home Residency Agreement, requesting to extend the Home Residency Agreement Term and has satisfied, in Property Manager’s discretion, all Residency Term Extension Conditions as specified in the Home Residency Agreement; and

(2) All Term Extension Conditions must, in Acre’s discretion, be satisfied in order for the Term to be extended; any Term Extension Condition may be waived only in Acre’s discretion. Delivery of the Term Extension Notice to Acre will, in Acre’s discretion, be irrevocable, so the Option Parties have sufficient time to prepare for the Term extension.

(3) In the event the Term is extended pursuant to this Section 1(D), the “Term” shall mean both the original Term of this Value Share Agreement together with any and all extensions of the original Term, and “Termination Date” shall mean the Termination Date of the current extension Term.

(E) Value Share Termination and Redemption. Resident will have, subject to all terms and provisions of this Value Share Agreement, the one-time right to terminate the Value Share Agreement upon satisfaction, in Acre’s discretion, of all of the following conditions (collectively, the “Termination Conditions”):

(1) Resident has, at least ninety (90) days prior to Resident’s proposed termination date, given Acre written notice of Resident’s request to terminate the Value Share Agreement (“Termination Notice”);

(2) Resident, in Acre’s discretion, is in compliance with all terms and conditions of the Residency Agreements both as of the date of delivery to Acre of the Termination Notice and as of the date of the proposed termination.

All Termination Conditions must, in Acre’s discretion, be satisfied for Resident to exercise the termination option; any Termination Condition may be waived only in Acre’s discretion. Delivery of the Termination Notice to Acre will, in Acre’s discretion, be irrevocable, so the Option Parties have sufficient time to prepare for the termination of the Value Share Agreement. Provided that all Termination Conditions are complied with pursuant to this Section 1(E), then the termination option shall be available to Resident during the original Term of this Value Share Agreement and during any Term Extension, where the Term Extension has been exercised in compliance with Section 1(D) above. Termination of this Value Share Agreement pursuant to compliance with all provisions of this Section 1(E) shall also terminate the Home Residency Agreement and Property Specific Agreement.

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After Acre has received Resident’s Termination Notice, Resident agrees to allow Acre access to the Residence to evaluate the condition of the Residence and prepare the Residence for a new Acre Resident or to place the Residence on the market for sale (“Post Termination Notice Access”). Post Termination Notice Access includes, but is not limited to, Acre performing repairs to the Residence, cosmetic alternations, and making the Residence available to showings for potential new residents or purchasers, during Resident’s Term.

(F) Termination Payment. A “Termination Payment” will be assessed if during Resident’s Term, Acre receives Resident’s Termination Notice that Resident has elected to terminate this Agreement for any reason, including Resident electing to leave the Acre Program home network or transfer to another Acre Program home, with Exhibit “A” attached hereto identifying Termination Payment amounts. The Termination Payment is consideration to Acre for the prior grant of the Purchase Option.

(G) Expiration of Purchase Option Term; Surrender of Residence. Upon the expiration of the Term, where the Purchase Option has not been exercised, or upon any other termination of this Value Share Agreement, Resident will vacate and surrender the Residence pursuant to the termination and surrender requirements specified in the Residency Agreements, which requirements may set forth a termination fee upon Resident’s earlier termination of this Value Share Agreement or the requirement that Resident may be liable for certain costs if Resident has not maintained the Residence in accordance with the standards of the Acre Program.

(H) Value Share Payment to Resident. In the event the Term of this Value Share Agreement expires, where Resident has not exercised the Purchase Option, including as a result of termination by Resident, and provided Resident is not then in default of any term or provision of any of the Residency Agreements, then the portion of the Value Share Payment remaining, following payment to Acre of the Termination Payment and adjustment based on the value of the Adjusted Value Share Payment (as defined below) will be paid to Resident, at such account as Resident shall identify in writing to Acre, as soon as reasonably possible and no later than ten (10) days after Acre has placed another Acre Resident in the home or sold the property (each event a “Market Pricing Event”).

(I) Adjusted Value Share Payment. The “Adjusted Value Share Payment” is the Value Share Payment (a) plus any Value Share Appreciation, or minus any Value Share Depreciation, and minus any Termination Payment, and any other fees due to any Acre Entity under any Residency Agreement. If the home appreciates in value during the term, the Value Share Appreciation shall be calculated by taking the Total Home Value Change and multiplying it by the Value Share Appreciation percentage listed in the Property Specific Agreement. If the home depreciates in value during the term, the Value Share Depreciation shall be calculated by taking the Total Home Value Change and multiplying it by the Value Share Depreciation percentage listed in the Property Specific Agreement.

The Total Home Value Change is the End of Term Market Value minus the Initial Home Value. The End of Term Market Value will be determined by Acre, in its sole discretion, based on the price of the home at a Market Pricing Event minus any capital expenditures by Acre prior to the Market Pricing Event. When a Resident elects to exercise the Purchase Option the End of Term Market Value is the Purchase Option Price Valuation as described in Section 1(C), minus any capital expenditures by Acre. In the event there is not a timely Market Pricing Event, Acre may elect, at its sole discretion, to determine the End of Term Market Value based on reasonable evaluation methods as determined by Acre.

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2.	NATURE OF PURCHASE OPTION.

(A) Residential Use. Resident covenants and agrees that Resident is entering into this Value Share Agreement and acquiring the Purchase Option solely for purposes of residential ownership, use and occupancy of the Residence, with such use and occupancy being solely as a single-family dwelling which serves as the primary residence, occupied on a full-time basis, for Resident, and for no other use and purpose, including, without limitation, for no investment purpose or other expectation of profit earned on the Value Share Payment. Resident acknowledges and agrees that ownership, use and occupancy rights in the Residence are subject in all respects to the Acre Program and to the terms and provisions of the Residency Agreements.

(B) No Encumbrance or Transfer by Resident. Resident will not mortgage, pledge, encumber, or permit any lien to attach to, or otherwise transfer, the Real Property or any portion thereof, or this Value Share Agreement or any interest herein, or permit any assignment, or other transfer of this Value Share Agreement or any interest hereunder by operation of law or otherwise without a prior written agreement by Acre signed by both parties.

(C) Transfer by Acre. Resident acknowledges that Acre has the right to transfer its ownership in the Real Property and in this Value Share Agreement to any person or entity, provided that such transferee agrees to assume all of Acre’s rights and obligations under this Value Share Agreement and (provided Resident is not in default of any provision of this Value Share Agreement beyond any applicable notice and cure period as may be provided herein), to not disturb Resident’s rights hereunder or in the Residence. Resident further agrees that, in the event of any such transfer by Acre, Acre will automatically be released from all liability under this Value Share Agreement, and Resident agrees to look solely to Acre’s transferee for the performance of Acre’s obligations hereunder after the date of transfer, and the transferee will be deemed to have fully assumed and be liable for all obligations of this Value Share Agreement to be performed by Acre, and Resident will attorn to the transferee. Resident further acknowledges that Acre may delegate any of its rights or obligations under this Value Share Agreement to one or more Acre Entities.

(D) Third-Party Mortgages. Resident acknowledges and agrees that Acre’s ownership interest in the Real Property may be encumbered by one or more third-party mortgages from one or more third-party lenders or investors, with Acre as mortgagor thereunder. This Value Share Agreement is subject to applicable law with respect to third-party mortgages secured by the Real Property.

(E) No Joint Venture. Neither this Value Share Agreement, nor any other agreement referred to herein or entered into in connection herewith, and no activity of Resident or Acre in connection with the transaction described in this Value Share Agreement will constitute Resident and Acre as partners or joint venturers for any purposes whatsoever.

(F) Further Obligations. The Option Parties each agree to perform such acts as may be reasonably necessary to carry out the terms and conditions of this Value Share Agreement and the exercise or termination of the Purchase Option, including, without limitation, executing such additional documents as may be required under this Value Share Agreement or as may be required to effect the intent of the Option Parties with respect to the Real Property or the Home or any third-party mortgage of Acre affecting the Real Property.

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(G) Power of Attorney. Resident shall, upon request from Acre, issue a power of attorney in favor of Acre for various matters, including, without limitation, the following (“Resident’s Power of Attorney”): (i) negotiating and executing service and vendor agreements affecting the Home or Real Property, as well as renewals and amendments to the same; (ii) negotiating and executing any documents required or advisable in connection with any third-party mortgages or other financing for the Real Property; and (iii) performing any of the Resident’s Standard Responsibilities or Resident’s Major Project Alterations (as defined in the Home Residency Agreement) where Resident fails to perform the same to the satisfaction of any Acre Entity.

3.	EXERCISE OF PURCHASE OPTION.

(A) Exercise of Purchase Option; Conditions. Resident will have, subject to all terms and provisions of this Value Share Agreement, the one-time right to exercise the Purchase Option at the end of the Term, with the purchase and sale of the Residence to take effect on the Termination Date or on such other proximate date as the Option Parties may mutually agree to in writing. In order to exercise the Purchase Option, Resident must satisfy, in Acre’s discretion, all of the following conditions (collectively, the “Purchase Option Conditions”):

(1) Resident has, no later than ninety (90) days prior to the Termination Date (“Election Date”), given Acre written notice of Resident’s election to exercise the Purchase Option at the then current Purchase Option Price (“Purchase Option Notice”);

(2) All terms and conditions of this Article 3 (and all of its subsections) have, in Acre’s discretion, been satisfied as of both the date of delivery to Acre of the Purchase Option Notice and as of the date of the proposed conveyance under the Purchase and Sale Agreement (as hereinafter defined);

(3) All terms and provisions with respect to the closing of the proposed conveyance under the Purchase and Sale Agreement, including terms and conditions to closing as provided by the Title Company (as hereinafter defined) have been satisfied, with Resident being solely responsible for all Loan Costs (as defined below) as well as for all transaction and closing fees and costs associated with the Residence conveyance, whether such fees and costs are incurred pursuant to the Purchase and Sale Agreement or this Value Share Agreement, or otherwise, or are imposed by the Title Company or otherwise; and

(4) Resident, in Acre’s discretion, is in compliance with all terms and conditions of the Residency Agreements both as of the date of delivery to Acre of the Purchase Option Notice and as of the date of the proposed conveyance under the Purchase and Sale Agreement.

In the event Resident is financing all or any portion of the Purchase Option Price through any financing or loan (“Loan”), Resident will be solely responsible for the payment, at or before the Purchase Option Closing, of all costs and expenses arising out of or in connection with the Loan (collectively, the “Loan Costs”). Loan Costs may include, but not be limited to: (i) all origination fees and discount points; (ii) required prepaid items; (iii) the cost of any title policy or endorsements required by Resident’s lender; (iv) all of such lender’s fees and expenses incurred in connection with the Loan; and (v) all closing costs and escrow fees relating to the funding of the Loan.

All Purchase Option Conditions must, in Acre’s discretion, be satisfied for the exercise of the Purchase Option to be valid; any Purchase Option Condition may be waived only in Acre’s discretion. Delivery of the Purchase Option Notice to Acre will, in Acre’s discretion, be irrevocable, so the Option Parties have sufficient time to prepare for and to consummate the Residence purchase and sale that is to occur on or about the Termination Date.

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(B) Purchase and Sale Agreement. Within forty-five (45) days following the receipt by Acre of the Purchase Option Notice, Resident and Acre will deliver into escrow, with a title and escrow agent selected by Acre (“Title Company”), a fully executed purchase and sale agreement (“Purchase and Sale Agreement”). Resident’s Adjusted Value Share Payment (as defined above) may be (1) applied, at the Purchase Option Closing, as a purchase price reduction to the Purchase Option Price; (2) used as earnest money to purchase the Residence; or (3) the Value Share Payment used as earnest money to purchase the Residence and Value Share Appreciation will be applied, at the Purchase Option Closing, as a purchase price reduction to the Purchase Option Price. (“Adjusted Value Share Payment Election”). Prior to entering into the Purchase and Sale Agreement Resident will notify Acre of its Adjusted Value Share Payment Election. The Purchase and Sale Agreement will identify the following:

●	The Purchase Option Price;

●	That the Residence will be conveyed in its “as-is” condition;

●	The Adjusted Value Share Payment and the Adjusted Value Share Payment Election;

●	Any other deposits or fees to be paid by Resident; and

●	Include any other terms and conditions that may be typical for similar transactions in the geographic area where the Residence is located.

If, despite the good faith efforts of Acre and Resident, Acre and Resident are unable to deliver the Purchase and Sale Agreement into escrow within forty-five (45) days following Acre’s receipt of the Purchase Option Notice, then the Purchase Option, in Acre’s discretion, may no longer be in effect. Upon the closing of the Purchase Option, pursuant to all terms and provisions of the Purchase and Sale Agreement (“Purchase Option Closing”), this Value Share Agreement and the other Residency Agreements will automatically terminate without further action by Acre, Resident, or Property Manager, and shall be of no further effect, except for any rights, obligations, and liabilities that may expressly survive such termination or which have accrued prior to such termination, including, without limitation, any monetary obligations that have accrued prior to the Purchase Option Closing but that remain unpaid as of such date.

(C) No Exercise. If Resident does not exercise the Purchase Option, pursuant to the terms and provisions of this Value Share Agreement, by the Election Date, then (i) the Purchase Option shall automatically expire of its own force and effect on the calendar date immediately following the Election Date, (ii) this Value Share Agreement shall automatically terminate as of the Termination Date, unless sooner terminated pursuant to the provisions of this Value Share Agreement, and (iii) provided the conditions for return of the Adjusted Value Share Payment to Resident as specified in Section 1 are all satisfied, the Adjusted Value Share Payment will be returned to Resident in compliance with Section 1. Upon the termination of this Value Share Agreement for any reason other than exercise of the Purchase Option, Resident will surrender and vacate the Residence pursuant to the provisions of Section 1.

4.	RESIDENCE OCCUPANCY; MAINTENANCE.

(A) Home Residency Agreement; Maintenance Overview. The Home Residency Agreement will specify, without limitation, the Resident’s Standard Responsibilities (as defined in the Home Residency Agreement) for Residence upkeep and maintenance, and the Resident’s Monthly Fee (as defined in the Home Residency Agreement) that Resident will pay monthly to Property Manager to fund, pay for, or reimburse, without limitation, certain Residence reserves, expenses, and fees, as well as for certain services provided by Property Manager under the Property Manager Agreement (as hereinafter defined), and as consideration for Resident’s occupancy and use of the Residence. The Home Residency Agreement addresses the rights and obligations of the Option Parties in the event of condemnation or casualty affecting the Real Property or any portion thereof.

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(B) Property Management Agreement; Property Manager Services. Acre and Property Manager have, or concurrent with this Value Share Agreement, will enter into a Property Management Agreement with respect to the Residence (“Property Management Agreement,” and together with the Home Residency Agreement and this Value Share Agreement, the “Residency Agreements”), which establishes the Property Manager Services (as defined in the Property Management Agreement) that Property Manager may perform, on behalf of the Option Parties or on behalf of Resident or Acre, for certain maintenance and servicing for the Residence. Neither (i) the removal, withdrawal, termination, or resignation of Property Manager; (ii) any assignment for the benefit of creditors by or the adjudication of bankruptcy or incompetency of Property Manager; nor (iii) the termination of the Property Management Agreement, shall cause the termination of this Value Share Agreement and this Value Share Agreement shall remain in full force and effect notwithstanding any such events.

5.	INDEMNIFICATION.

(A) Indemnification by Resident. Resident agrees to indemnify, defend, and hold harmless Acre, Property Manager, and Acre’s and Property Manager’s officers, directors, members, managers, partners, shareholders, employees, affiliates, agents and representatives from any liability, costs (including reasonable attorneys’ fees), or claims arising from or related to (i) any of Resident’s Standard Responsibilities or Resident’s Major Project Alterations, including from any failure to perform pursuant to the Acre Program and the standards established thereunder, as well as from any unauthorized liens, whether mechanics’ liens or judgment liens or otherwise, placed on the Real Property or any portion thereof by Resident, at Resident’s direction, or occurring in any manner as a result of Resident’s occupancy, maintenance, or improvement of the Residence; and (ii) any failure to otherwise timely perform any obligation of Resident or to make any payment under this Value Share Agreement or under any other Residency Agreement, including, without limitation, the Resident’s Monthly Fee. Resident hereby waives the right of subrogation against Acre.

(B) Indemnification by Acre. Acre and Property Manager (“Acre Indemnitors”) each agrees to indemnify, defend, and hold harmless Resident for each such Acre Indemnitor’s respective failure to perform its obligations and services under any of the Residency Agreements and under the Acre Program. Each Acre Indemnitor hereby waives the right of subrogation against Resident.

6.	DEFAULT; REMEDIES.

(A) Events of Default. Each of the following will be a Resident default under this Value Share Agreement: (i) Resident’s failure to pay any amount that may be due under this Value Share Agreement within five (5) days after the due date or within such other time period as may be specified under applicable law; (ii) Resident’s violation of any covenant, term or condition of this Value Share Agreement, provided that Resident, except as may be provided otherwise in this Value Share Agreement, shall have ten (10) days after notice from Acre of such violation to cure the same; (iii) Resident has provided incorrect or false information, whether in this Value Share Agreement or in any other agreement, document, or application provided in connection with this Value Share Agreement; (iv) Resident is the debtor in, or becomes the subject of, a bankruptcy proceeding or makes a voluntary assignment for the benefit of creditors; or (v) a receiver, guardian or trustee is appointed for Resident’s property. Resident has the right to cure a default once in any 12-month period during the Term within the time periods described above or within such other time period as may be specified under applicable law.

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(B) Remedies. Upon the occurrence of any Resident default, Acre may pursue any or all remedies provided for under this Value Share Agreement, or under any of the other Residency Agreements, or available under applicable law or in equity, including, without limitation, eviction, and suit to collect unpaid amounts, damages, and reasonable attorneys’ fees. Acre may also impose reasonable and non-discriminatory fines for any default. All remedies available to Acre are cumulative and may be pursued individually, successively, or together. Upon any default, Acre will be entitled to collect its costs of enforcing the terms of this Value Share Agreement and of collection, including collection agency costs, litigation costs, and reasonable attorneys’ fees (including in-house counsel and appeal, whether or not a lawsuit is brought). Further, upon any default, Acre will be entitled to the Value Share Payment, or to any portion thereof, for payment or reimbursement of any costs incurred by Acre in connection with such default. In the event any amount of the Value Share Payment is thus applied by Acre following Resident default, then Acre may, in its sole discretion, (a) elect to reset the Value Share Payment to such reduced amount, whereupon the reduced amount will be the Value Share Payment hereunder, or (b) require that Resident fully restore the original amount of the Value Share Payment, whereupon Resident will, within ten (10) business days following notice thereof from Acre, fully restore the original amount of the Value Share Payment, and failure to do so by Resident will be a further Resident default hereunder.

(C) Unpaid Amounts. To the extent Resident fails to pay any funds due under this Value Share Agreement or under any of the Residency Agreements within five (5) days after such funds are due (“Resident’s Unpaid Payments”), Acre may advance such funds on Resident’s behalf. Resident will reimburse Acre, upon demand, the amount of the Resident’s Unpaid Payments plus interest thereon at the rate of 12% per annum, or at such other maximum amount as may be permitted under applicable law, as a delinquency fee, until the Resident’s Unpaid Payments are reimbursed to Acre in full. If such collection efforts by Acre are unsuccessful or insufficient to fully reimburse Acre for the Resident’s Unpaid Payments, then Acre may collect the amounts due from any distribution pursuant to any of the Residency Agreements, or otherwise, including application of the Value Share Payment, until such time as Acre is fully reimbursed for the Resident’s Unpaid Payments. The remedies available to Acre provided for herein are in addition to any other remedies that may otherwise be available, whether specified in any of the Residency Agreements, or whether available at law or in equity. In the event any amount of the Value Share Payment is thus applied by Acre pursuant to the provisions of this Section 6(C), then Acre may, in its sole discretion, (a) elect to reset the Value Share Payment to such reduced amount, whereupon the reduced amount will be the Value Share Payment hereunder, or (b) require that Resident fully restore the original amount of the Value Share Payment, whereupon Resident will, within ten (10) business days following notice thereof from Acre, fully restore the original amount of the Value Share Payment, and failure to do so by Resident will be a Resident default hereunder.

(D) Non-Waiver. Failure on the part of Acre to exercise any of its rights hereunder upon any Resident default shall not prevent Acre from the exercise of any such rights upon any subsequent Resident default. Acre’s acceptance of any delinquent amounts that become due hereunder shall in no event act as a waiver of Acre’s right to seek any remedy for nonpayment of such amounts due. Acre’s waiver of any Resident default hereunder shall not constitute, nor be held or construed as, a waiver of any subsequent or other Resident default. No indulgence, waiver, election, or non-election by Acre under this Value Share Agreement shall affect Resident’s duties and liabilities hereunder.

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(E) Cross Default. A default by Resident under this Value Share Agreement is a default under all the Residency Agreements (without need of notice of such cross-default to Resident); conversely, a default by Resident under either the Home Residency Agreement or the Property Management Agreement is also a default under this Value Share Agreement as well as a default under all other Residency Agreements (without need of notice of such cross-default to Resident).

7.	ARBITRATION; WAIVER OF JURY TRIAL.

(A) Binding Arbitration. In the event of any dispute, claim, or controversy arising out of or relating to this Value Share Agreement (including matters relating to valuation of the Residence), such matter shall be settled by arbitration in the county where the Real Property is located, before a sole arbitrator, in accordance with the laws of the State for agreements made in and to be performed in such State. The arbitration shall be administered by the American Arbitration Association. Judgment entered upon any award rendered may be enforced by appropriate judicial action pursuant to the applicable State law. The Option Parties shall unanimously select the arbitrator. In the event the Option Parties are unable to unanimously select an arbitrator within ten (10) days of meeting to appoint an arbitrator, the American Arbitration Association shall select the arbitrator. The Option Parties shall confer with the arbitrator and together shall decide upon a time and place for the arbitration hearing. The parties shall agree within ten (10) days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery; provided, that in any event, each Option Party shall be entitled to discovery in accordance with applicable State law. If the Option Parties and the arbitrator are unable to agree upon a time and place for the arbitration hearing, the arbitrator shall determine the time and place for the arbitration hearing. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorneys’ fees of both parties, any costs of producing witnesses, and any other reasonable costs or expenses incurred by the losing party or the prevailing party or such costs as shall be allocated by the arbitrator.

(B) Waiver of Jury Trial. IN THE INTEREST OF OBTAINING A SPEEDIER AND LESS COSTLY ADJUDICATION OF ANY DISPUTE, ACRE AND RESIDENT HEREBY KNOWINGLY, INTENTIONALLY, AND IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ALL MATTERS ARISING OUT OF OR RELATED TO THIS VALUE SHARE AGREEMENT OR THE USE AND OCCUPANCY OF THE REAL PROPERTY OR THE HOME.

(C) Attorneys’ Fees. If any arbitration, action, or proceeding is instituted between the Option Parties arising from or related to this Value Share Agreement, the Option Party prevailing in such arbitration, action, or proceeding will be entitled to recover from the other Option Party all of its or their costs of arbitration, action, or proceeding, including, without limitation, attorneys’ fees and costs as fixed by the court or arbitrator therein.

8. INTERCHANGEABLE TERMS. For purposes of all provisions within this Agreement and all attachments hereto, the following terms shall have the same meaning and shall be interchangeable.

(a)	“Option Payment” and “Value Share Payment”.

(b)	“Option Agreement” and “Value Share Agreement”.

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9. CHOICE OF LAW. The laws of the State in which the Residence is located shall govern this Value Share Agreement, without regard to such State’s conflicts of law principles. Resident hereby knowingly, intentionally, and irrevocably agrees that Acre may bring any action or claim to enforce or interpret the provisions of this Value Share Agreement in the State and County where the Real Property is located, and that Resident irrevocably consents to personal jurisdiction in such State for the purposes of any such action or claim. Nothing in this Section shall be deemed to preclude or prevent Acre from bringing any action or claim to enforce or interpret the provisions of this Value Share Agreement in any other appropriate place or forum. Resident further agrees that any action or claim brought by Resident to enforce or interpret the provisions of this Value Share Agreement, or otherwise arising out of or related to this Value Share Agreement or to Resident’s use and occupancy of the Residence, regardless of the theory of relief or recovery and regardless of whether third parties are involved in the action, may only be brought in the State and County where the Real Property is located, unless otherwise agreed in writing by Acre prior to the commencement of any such action.

10. FORCE MAJEURE. A force majeure event occurs if any Option Party cannot perform any of its obligations due to events beyond such party’s control (except with respect to the obligations for payment of any charges that may be required to be paid by Resident under this Value Share Agreement), and in such cases the time provided for performing the applicable obligations will be extended by a period of time equal to the duration of the force majeure events. Events beyond Acre’s or Resident’s control include, but are not limited to, acts of God, war, civil commotion, terrorist acts, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction, waiting periods for obtaining governmental permits or approvals or inspections, or weather conditions.

11. INTERPRETATION; JOINT AND SEVERAL LIABILITY. In this Value Share Agreement (unless the context clearly requires another interpretation), the singular includes the plural and the plural includes the singular; words importing any gender include the other genders; and references to articles, sections (or subdivisions of sections) or exhibits are to those of this Value Share Agreement. If this Value Share Agreement is executed by more than one party as Resident, the obligations of such persons or entities will be joint and several.

12. ACRE NOTICE ADDRESSES.

Notice address for Acre for payments owed under this Value Share Agreement:	ACRE HOME OWNERSHIP HOLDINGS LLC 212 West Main Street Suite 200, PMB 203 Durham, North Carolina 27701 Attention: Andrew Toby Phone: 919-759-5756 Email: support@acrehomes.com
Notice address for Acre for non-payment matters:	ACRE HOME OWNERSHIP HOLDINGS LLC 212 West Main Street Suite 200, PMB 203 Durham, North Carolina 27701 Attention: Andrew Toby Phone: 919-759-5756 Email: support@acrehomes.com
Notice address for Resident:	See the Basic Agreement Provisions, in the Property Specific Agreement

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All notices or communications given or required to be given by any party to another party hereunder may be sent electronically, unless applicable law requires physical delivery, in which case any such notice will be sent both electronically and in writing, with such writing to be sent by United States certified or registered mail, postage prepaid, return receipt requested; nationally recognized commercial overnight courier; or delivered personally to the addresses set forth above. Each party will have the right from time to time to change the place notice is to be given under this Value Share Agreement by written notice thereof to the other party or parties hereto. Any written notice will be deemed given three (3) business days after the date it is mailed as provided in this Section, or upon the date delivery is made, if delivered by an approved courier (as provided above) or personally delivered, with the exception of any payment required of Resident hereunder, all of which payments will be deemed given only upon the physical receipt thereof by Acre.

13. SEVERABILITY. If any provision of this Value Share Agreement or the application of this Value Share Agreement shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Value Share Agreement nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

14. FURTHER ASSURANCES. From and after the date of this Value Share Agreement, each Option Party agrees to do such things, perform such acts, and make, execute, acknowledge, and deliver such documents as may be reasonably necessary and customary to complete the transactions contemplated by this Value Share Agreement.

15. TIME IS OF THE ESSENCE. Time is of the essence of each and every provision of this Value Share Agreement.

16. MODIFICATION. The Option Parties hereby agree that this Value Share Agreement shall not be modified, changed, altered, or amended in any way except through a written amendment signed by all the parties hereto.

17. BROKERAGE COMMISSION. Resident and Acre each acknowledges that, in conjunction with entering into this Value Share Agreement, neither Option Party has engaged a broker or finder or agreed to pay any broker or finder a commission or fee by reason of the sale and purchase contemplated by the Purchase Option. Resident and Acre each hereby agrees to indemnify, defend, and hold harmless the other party for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding made or alleged to have been made with any other broker or finder in connection with entering into this Value Share Agreement or the transaction contemplated hereby.

18. ACKNOWLEDGEMENTS. The Parties intend for this Value Share Agreement to be a purchase option, and, together with the Home Residency Agreement, intend for the relationship to be that of landlord-optioner and tenant-optionee. The Parties understand and acknowledge that this Value Share Agreement is not intended to be a mortgage, loan, or other financing arrangement. The Parties are executing this Value Share Agreement voluntarily and without any duress or undue influence. The parties have carefully read this Value Share Agreement and have asked any questions needed to understand its terms, consequences, and binding effect and fully understand them and have been given an executed copy. The parties have sought the advice of an attorney of their respective choice if so desired prior to signing this Value Share Agreement.

19. COUNTERPARTS. This Value Share Agreement may be executed in two or more original or electronic counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

RESIDENT HAS THE RIGHT TO CANCEL THIS VALUE SHARE AGREEMENT AT ANY TIME UNTIL MIDNIGHT OF THE THIRD BUSINESS DAY FOLLOWING EXECUTION OF THIS AGREEMENT OR DELIVERY OF THIS AGREEMENT, WHICHEVER OCCURS LAST.

The parties have executed this Value Share Agreement as of the date first written above.

[Signature page]

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EXHIBIT “A”

VALUE SHARE AGREEMENT TERMINATION
PAYMENT AMOUNTS

The following Table identifies the percentage amount of the End of Term Market Value which will be retained by Acre as consideration for Resident’s termination of the Value Share Agreement.

Original Term Year in Which Termination Notice Is Delivered	Termination Fee
1	_______%
2	_______%
3	_______%
After Year 3	0.0%